Exhibit 99.1

Abakan Announces Interim CFO

MIAMI,  FL  -  (Marketwired  -  May  28,  2015)  -  Abakan  Inc.  (OTCQB:  ABKI)  (“Abakan”),  an  emerging leader  in  the  advanced  coatings  and  metal  formulations  markets,  reports  that  Costas  M.  Takkas,  the

Company’s  CFO  has  been  detained  in  Switzerland,  based  on  an  indictment  issued  by  the  U.S.  District

Court,  Eastern  District  of  New  York  charging  him  with  certain  activities  unrelated  to  his  position  with

Abakan.  Based  on  this  development,  Abakan  has  suspended  Mr.  Takkas  from  undertaking  any  further responsibilities as its CFO. Meanwhile, Robert Miller, Abakan’s CEO will now also act as interim CFO.

The Company will remain loyal to operating under the highest standards of ethics and integrity.

About Abakan, Inc.

Abakan develops,  manufactures  and  markets advanced  nano-composite  materials, innovative  fabricated metal  products and highly engineered metal  composites for  applications in the oil and gas, petrochemical,

mining,  aerospace  and  defense,  energy,  infrastructure  and  processing  industries.  Abakan’s technology

portfolio   currently   includes high-speed,   large-area   metal   cladding   technology,   and long-life   nano-

composite  anti-corrosion  and  wear  coating  materials.  Abakan's  products  have  demonstrated  longer  life,

higher  productivity  and  extremely  high  strength-to-weight  ratios  compared  to  competing  technologies.

The  Abakan  group  of  companies  has  been  honored  by  The  Wall  Street  Journal  as  the  #1  Manufacturing

Innovation  across  the  globe;  by  Pipeline  Industries  Guild  as  the  Top  Subsea  Pipeline  Technology;  by

Forbes  as  the #1  Most  Promising  Material  Science  Company  in  the  United  States;  by  American  Metals

Market  with  the  Steel  Excellence  Award;  by  Inc.  500  as  one  of  the  Fastest  Growing  Manufacturing

Company   in   the   U.S.;   and   has   received   numerous   other   trade,   industry   and   technology   awards

including five  R&D  100  Awards and  a  Technology  Innovation  Award from  the  National  Institute  of

Standards  and  Technology.  Over  $50  million  has  been  invested  in product  development  and  testing by federal  agencies,  national  labs  and  our  companies  in  order  to  deliver  products  that  offer  improved

performance   over   the   current   state   of   art.   Abakan   has   introduced   its PComP™ W for   metal   asset

protection  and  life  extension  to  the  oil  and  gas  and  mining  industries,  and  is  currently  focused  on  the scale-up  and  commercialization  of  its highly  disruptive  metal  cladding products  for  the  oil  and  gas,  oil sands,  and  mining  industries.  Abakan  currently  operates  from  multiple  locations  in  United  States  and  in

Canada,

Forward-Looking Statements

A  number  of  statements  contained  in  this  press  release  are  forward-looking  statements.  These  forward looking  statements  involve  a  number  of  risks  and  uncertainties  including  technological  obsolescence,

market  acceptance  of  future  products,  competitive  market  conditions,  and  the  sufficiency  of  capital resources.  The  actual  results  Abakan  may  achieve  could  differ  materially  from  any  forward-looking statements  due  to  such  risks  and  uncertainties.  Abakan  encourages  the  public  to  read  the  information provided  here  in  conjunction  with  its  most  recent  filings  on  Form  10-K,  Form  10-Q  and  8-K.  Abakan’s public filings may be viewed at www.sec.gov.

Contact

Abakan, Inc.

Robert Miller, Chief Executive Officer

Phone: 786-206-5368

Email: robert.miller@abakaninc.com

www.abakaninc.com

Investor Relations

Surety Financial Group, LLC

Phone: 410-833-0078

Email: info@suretyfingroup.com

www.suretyfingroup.com

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